Exhibit 10.9

October 7, 2007

Personal and Confidential

Stuart F. Gray

5221 Springlake Way

Baltimore, MD  21212

Re:	Designation of Eligibility for Severance under the
AAI Corporation Change in Control Retention and Severance Plan

Dear Stuart:

We are pleased to inform you that AAI Corporation (the “Company”) has selected you to be eligible to receive Severance Benefits, described below, under the AAI Corporation Change in Control Retention and Severance Plan (the “Plan”). All terms and conditions for payment of the Severance Benefits are described in this letter agreement and the Plan (copy enclosed). The severance provided under the Plan will be in lieu of any payments and/or benefits provided under any severance or termination arrangement, plan, policy or practice of the Company and its affiliates. Since this letter agreement and the Plan memorialize your right to receive Severance Benefits (assuming all conditions are satisfied), we encourage you to retain these materials with your other important papers.

Severance Benefits.

If, within 24 months after a Change in Control, you incur a Separation from Service with the Company, either without Cause or by you for Good Reason, you will be entitled to receive the Severance Benefits described below. If your Separation from Service is due to “Disability” (as defined in the Company’s long-term disability plan), you will still be eligible for Severance Benefits but your severance will be offset (reduced) by amounts payable to you under the Company’s short or long-term disability plans. You will not be entitled to Severance Benefits under the Plan if your Separation from Service is: (i) for Cause, (ii) by you without Good Reason, or (iii) on account of your death.

Your Severance Benefits will consist of the following:

•                  Severance Payment:  You will receive a lump sum Severance Payment equal to your Base Salary in effect immediately prior to your separation for six months, less applicable taxes;  and

•                  Continued Health Coverage at Active Employee Rates:  Subject to your timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), and your continued co-payment of required premiums at the same coverage level and cost to you as if you were an active employee of the Company (excluding, for purposes of calculating cost, your ability to pay premiums with pre-tax dollars), continued participation in the Company’s group medical and dental plans (to the extent permitted under applicable law and the terms of such plan) at the Company’s expense for six months, provided that you are eligible and remain eligible for COBRA coverage, and if you obtain other employment that offers health benefits, such continuation of coverage by the Company shall immediately cease.

Payment of your Severance Benefits is conditioned on your execution (and non-revocation) of an Agreement and Release (as provided in Section 8.1 of the Plan).

Severance Benefits payable under the Plan supersede all other severance payable to you by the Company under any plan, policy or arrangement, including an approved, executed agreement with the Company or any affiliate that has not expired as of the date of your termination (“Individual Severance Agreement”). In order to be eligible to receive Severance Benefits under the Plan, you must consent (by signing this agreement in the space provided on the last page of this letter agreement) to the foregoing waiver of any and all severance otherwise payable to you under your Individual Severance Agreement upon your Separation from Service on or after a Change in Control, as described in this letter agreement and the Plan.

Timing for Severance Payment.

If you are a “Specified Employee,” i.e., one of the top 50 “officers” (which is broadly defined) of the Company and its affiliates having annual compensation in excess of $145,000 for 2007 or as adjusted thereafter, your Severance Payment will not be paid until the date that is six months after the date of your Separation from Service unless your separation is due to Disability. Following this delay period, the Severance Payment will be paid in a single sum cash payment as soon as administratively feasible. If your severance is payable in installments, your first payment will consist of the regular installment amount plus all of the payments that were not permitted to be paid to you during the delay period.

If you are not a Specified Employee (or you are a Specified Employee and your separation is due to Disability), the delay period will not apply to you, and your Severance Payment will be paid in a single sum cash payment within 10 days after the date of your Separation from Service.

Other Important Terms.

The Company is extending participation in the Plan to only selected employees. For this reason, we ask and you agree that you will keep the terms of the Plan and this letter agreement completely confidential.

This letter agreement is not an employment agreement or guarantee of continued employment by the Company. In addition, the agreement is personal to you: you may not assign this agreement or the benefits provided by it to anyone.

This letter agreement may not be amended, except in a writing signed by you and the Company. This letter agreement will be construed and enforced in accordance with the laws of the State of Maryland (without regard to the principles of conflicts of law).

You are hereby advised by the Company to consult your own legal counsel and/or your own personal financial or tax advisors before signing this letter agreement. By signing below, you acknowledge that you have carefully read this letter agreement in its entirety; that you have had an adequate opportunity to consider it and to consult with any advisors of your choice about it; that you understand the terms of this letter agreement and their significance; that you knowingly and voluntarily assent to all the terms and conditions contained in this agreement, including but not limited to the waiver of any and all severance payable to you under your Individual Severance Agreement upon a Separation from Service on or after a Change in Control, as described herein; and that you are signing this letter agreement voluntarily and of your own free will.

Please indicate your agreement to the terms of this letter by signing it in the space provided below and returning a hard copy to me confidentially. Please do not hesitate to contact me if you have any questions.

Very truly yours

AAI CORPORATION

By:	/s/ Anna-Maria G. Palmer
Name: Anna-Maria G. Palmer
Title: Vice President, Human Resources

The undersigned accepts the above letter agreement and agrees that it contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings, offers or representations relating to the subject matter hereof, whether oral or written, and that there are no other terms, express or implied.

Accepted and Agreed:

/s/ Stuart F. Gray
Stuart F. Gray

Dated: October 7, 2007